	RE:	Raven Industries, Inc.
P.O. Box 5107
Sioux Falls, SD 57117-5107

FOR YOUR INFORMATION:		SIC Codes: 3672, 3081, 3829

AT THE COMPANY:	FRB | WEBER SHANDWICK:
Tom Iacarella	Dennis Waite	Leslie Loyet	Cindy Martin
VP & CFO	General Inquiries	Analyst Inquiries	Media Inquiries
(605) 336-2750	(708) 246-6265	(312) 640-6672	(312) 640-6741

FOR IMMEDIATE RELEASE
MONDAY, MAY 19, 2003

RAVEN INDUSTRIES REPORTS RECORD FIRST-QUARTER
EARNINGS UP 21% ON A 19% SALES GAIN

SIOUX FALLS, SD—May 19, 2003—With substantial gains in sales and profits in three of its four business segments, Raven Industries, Inc. (RAVN: Nasdaq) reported today that net income for its first quarter ended April 30, 2003, climbed 21 percent to $4.2 million, or a record 45 cents per diluted share, from $3.5 million, or 37 cents per diluted share, a year earlier. Sales grew 19 percent to $36.9 million. Earnings-per-share computations for both quarters reflect the company’s two-for-one stock split in January 2003.

Raven President and CEO Ronald M. Moquist noted that both the sales and earnings figures were first-quarter records. “Despite a tough market situation, all of our operating units performed at a high level and contributed to our outstanding first quarter.”

Segment Performance

Sales of the company’s Engineered Films Division (EFD) rose 35 percent to $11.1 million and operating income increased 25 percent to $3.0 million from the year-earlier’s $2.4 million. The addition of new extrusion capacity late last year helped support increased sales levels. Higher product prices and strong demand were factors in this division’s very strong sales performance, Moquist noted. A year ago, Raven had experienced a slowdown in sales of pit liners for oil exploration as well as a very mild winter across most of the United States, which had reduced the need for plastic sheeting enclosures for construction. The profit impact of the higher sales was partially offset by higher prices for raw materials.

Electronic Systems Division (ESD) sales for the first quarter jumped 34 percent to $10.1 million. Operating income rose to $1.1 million compared to $208,000 one year earlier. “Continuation of the trend in the past year’s third and fourth quarters of new major customers coming onstream were a significant factor in this strong first quarter,” CEO Moquist said, noting, “our Six Sigma initiatives continue to generate production efficiencies and stronger profitability.”

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FRB | Weber Shandwick Worldwide serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefor. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

Raven Industries, Inc.
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Raven’s Flow Controls Division (FCD) reported relatively flat sales of $11.8 million but the segment’s operating income dipped to $3.6 million, down 14 percent, from $4.2 million a year earlier. Sales increases for the company’s precision agricultural products were offset by lower than expected deliveries under a special order for chemical injection systems. Sales of $2.1 million under this order compared to $2.6 million one year earlier. Operating profit margins were down in the quarter due to competitive pressures, a shift in product mix, and higher selling expenses resulting from support of Raven’s new precision-agriculture distribution plan.

After struggling through a major reorganization in the past year, Aerostar returned to profitability. Sales for the first quarter reached $4.0 million, compared to $2.4 million in the first quarter last year. The higher sales were due mostly to shipments of military cargo parachutes. First-quarter operating income was $312,000 versus a loss of $191,000 a year earlier. Operating income included gains of approximately $120,000 on hot-air balloon shipments related to a special promotion at the end of last fiscal year.

Cash Flow and Balance Sheet

Cash and short-term investments reached $12.2 million at April 30, 2003, compared to $10.2 million one year earlier. Accounts receivable and inventory levels increased as a result of sales growth. Cash flow from operations for the three-month period totaled $5.2 million, essentially unchanged from the $5.4 million one year ago. Dividends per share increased 14 percent effective April 15, 2003, our seventeenth consecutive annual increase.

First Half Outlook is Strong

Moquist said the company sees a strong first half with a better than expected second quarter due in part to final shipments under the special chemical-injection order in FCD. “We had budgeted a down second quarter,” the executive said, “but now expect to beat that projection. We continue to work hard to grow topline revenue, improve operations and generate cash. Our performance shows that we’re on the right track and we believe we will have another good year.”

Forward-Looking Statements

The Private Securities Litigation Reform Act provides a “safe harbor” for forward-looking statements. Certain information included in materials filed or to be filed by the Company with the Securities and Exchange Commission (as well as information included in statements made or to be made by the Company) contains statements that are forward looking. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there is no assurance that such expectations will be achieved. Such assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, those relating to general economic conditions, weather conditions, which could affect certain of the Company’s primary markets, such as agriculture and construction, or changes in competition, technology or the Company’s customer base, any of which could adversely impact any of the Company’s product lines.

On the Internet, information is available at FRB’s website, www.frbwebershandwick.com, or at www.ravenind.com, the company’s website.

-FINANCIAL TABLES FOLLOW-

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Raven Industries, Inc.
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RAVEN INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except earnings per-share)

	Three Months Ended April 30

			Percent
	2003	2002	Change

	(unaudited)	(unaudited)
Net sales	$36,942	$30,974	19%
Cost of goods sold	27,505	22,824	21%

Gross profit	9,437	8,150	16%
Selling, general & administrative expenses	2,902	2,846	2%
Gain (loss) on sale of businesses and assets	9	—

Operating income	6,544	5,304	23%
Other income	12	16

Income before income taxes	6,556	5,320	23%
Income taxes	2,373	1,862	27%

Net income	$4,183	$3,458	21%

Net income per common share:
-basic	$0.46	$0.38	21%
-diluted	$0.45	$0.37	22%
Weighted average common shares outstanding:
-basic	9,074	9,189	(1)%
-diluted	9,245	9,423	(2)%

RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT
(In thousands)

	Three Months Ended April 30

			Percent
	2003	2002	Change

	(unaudited)	(unaudited)
NET SALES
Flow Controls	$11,761	$11,772	0%
Engineered Films	11,139	8,222	35%
Electronic Systems	10,053	7,488	34%
Aerostar	3,989	2,431	64%
Sold Businesses	—	1,061	(100)%

TOTAL COMPANY	$36,942	$30,974	19%

OPERATING INCOME (LOSS)
Flow Controls	$3,619	$4,205	(14)%
Engineered Films	2,999	2,399	25%
Electronic Systems	1,097	208	427%
Aerostar	312	(191)	263%
Sold Businesses	(20)	70	(129)%
Corporate Expenses	(1,463)	(1,387)	(5)%

TOTAL COMPANY	$6,544	$5,304	23%

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Raven Industries, Inc.
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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	April 30,	January 31,	April 30,
	2003	2003	2002

ASSETS	(unaudited)	(audited)	(unaudited)
Cash, cash equivalents and short-term investments	$12,248	$9,217	$10,216
Accounts receivable, net	17,422	16,468	14,882
Inventories	20,869	21,366	19,624
Prepaid expenses and other current assets	2,378	2,300	2,793

Total current assets	52,917	49,351	47,515
Property, plant and equipment, net	15,918	16,455	14,281
Other assets, net	7,035	7,010	8,293

	$75,870	$72,816	$70,089

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$116	$119	$116
Accounts payable	3,440	5,291	4,611
Accrued and other liabilities	9,928	7,757	8,768

Total current liabilities	13,484	13,167	13,495
Long-term debt, less current portion	125	151	247
Other liabilities	1,281	1,262	1,671
Stockholders’ equity	60,980	58,236	54,676

	$75,870	$72,816	$70,089

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED CASH FLOW STATEMENTS
(In thousands)

	Three Months Ended April 30

	2003	2002

	(unaudited)	(unaudited)
Cash flows from operating activities
Net income	$4,183	$3,458
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,074	1,038
Deferred income taxes	42	202
Other operating activities, net	(123)	689

Net cash provided by operating activities	5,176	5,387

Cash flows from investing activities
Capital expenditures	(433)	(1,151)
Other investing activities, net	(120)	2

Net cash provided by (used in) investing activities	(553)	(1,149)

Cash flows from financing activities
Dividends paid	(726)	(643)
Purchase of treasury stock	(889)	(841)
Long-term debt principal payments	(29)	(44)
Other financing activities, net	52	28

Net cash used in financing activities	(1,592)	(1,500)

Net increase (decrease) in cash and cash equivalents	3,031	2,738
Cash and cash equivalents at beginning of period	5,217	7,478

Cash and cash equivalents at end of period	8,248	10,216
Short-term investments	4,000	—

Cash, cash equivalents and short-term investments	$12,248	$10,216

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